                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-68032

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 27, 2001)

                                  $250,000,000

                             AMKOR TECHNOLOGY, INC.

    5.75% CONVERTIBLE SUBORDINATED NOTES DUE 2006 (THE "CONVERTIBLE NOTES")
     AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE CONVERTIBLE NOTES
                           -------------------------

     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5.75% Convertible Subordinated Notes due 2006 and the shares of common stock, $0.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 27, 2001, including the supplements dated September 21, 2001, October 25, 2001 and November 5, 2001, and any other amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                         PRINCIPAL AMOUNT AT                    NUMBER OF
                                             MATURITY OF       PERCENTAGE OF    SHARES OF
                                          CONVERTIBLE NOTES     CONVERTIBLE    COMMON STOCK   PERCENTAGE OF
                                         BENEFICIALLY OWNED        NOTES       THAT MAY BE     COMMON STOCK
                 NAME                     THAT MAY BE SOLD      OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                 ----                    -------------------   -------------   ------------   --------------
Deutsche Banc Alex Brown Inc...........     $9,500,000.00         3.80000%       271,429         0.16785%
Lehman Brothers Inc....................     $5,000,000.00         2.00000%       142,857         0.08841%
Jefferies & Company....................                --              --             --              --

-------------------------
(1) Assumes conversion of all of the Convertible Notes at a conversion price of $35.00 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 161,437,940 shares of the common stock outstanding as of November 1, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

     We prepared this table based on the information supplied to us on or before November 2, 2001 by the selling securityholders named in the table.

                The date of this prospectus is November 5, 2001.